As filed with the Securities and Exchange Commission on June 25, 2024.

Registration No. 333-265890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-265890

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	16-1694602 (I.R.S. Employer Identification No.)

13319 Midlothian Turnpike Midlothian, Virginia (Address of Principal Executive Offices)	23113 (Zip Code)

VBA Defined Contribution Plan for Village Bank

(Full title of the plan)

James E. Hendricks, Jr.

President and Chief Executive Officer

Village Bank and Trust Financial Corp.

13319 Midlothian Turnpike

Midlothian, Virginia 23113

(Name and address of agent for service)

804-897-3900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-265890) filed with the Securities and Exchange Commission on June 29, 2022 (the “Registration Statement”) pertaining to the registration and sale of 45,000 shares of common stock (the “Common Stock”), par value $4.00 per share, of Village Bank and Trust Financial Corp. (the “Company”) and related participation interests in connection with the VBA Defined Contribution Plan for Village Bank (the “Plan”).

Effective January 1, 2024, the Common Stock was removed as an investment option in the Plan and the Common Stock fund was subsequently liquidated. As a result, the offering and sale of securities pursuant to the Registration Statement under the Securities Act of 1933, as amended, have been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration the securities of the Company registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Midlothian, Commonwealth of Virginia, on June 25, 2024.

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:	/s/ James E. Hendricks, Jr.
James E. Hendricks, Jr.
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Midlothian, Commonwealth of Virginia on June 25, 2024.

VBA DEFINED CONTRIBUTION PLAN FOR VILLAGE BANK

By:	/s/ Lindsay Cheatham
Lindsay Cheatham
Senior Vice President and Director of Human Resources